                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                RULE 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13D-2

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            W-H Energy Services, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
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                         (Title of Class of Securities)

                                   92925E 10 8
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                                 (CUSIP Number)


                                  June 27, 2001
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 92925E 10 8                                    13G                                     Page 2 of 6 pages
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      1.  Names of Reporting Persons
          I.R.S. Identification Nos. of Above Persons (Entities Only)
               KENNETH T. WHITE, JR.

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      2.  Check the Appropriate Box if a Member of a Group (See Instructions)
               (a) [ ]
               (b) [ ]

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      3.  SEC Use Only

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      4.  Citizenship or Place of Organization
               UNITED STATES OF AMERICA

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       Number of Shares              5.  Sole Voting Power
  Beneficially Owned by Each             1,242,410
    Reporting Person With:
                                ------------------------------------------------------------------------------------

                                     6.  Shared Voting Power

                                ------------------------------------------------------------------------------------

                                     7.  Sole Dispositive Power
                                         1,242,410
                                ------------------------------------------------------------------------------------

                                     8.  Shared Dispositive Power

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      9.  Aggregate Amount Beneficially Owned by Each Reporting Person
               1,242,410

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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
               [ ]

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     11.  Percent of Class Represented by Amount in Row (9)
               4.6%

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     12.  Type of Reporting Person (See Instructions)
               IN

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CUSIP No. 92925E 10 8                  13G                    Page 3 of 6 pages
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                                  SCHEDULE 13G

         This Schedule 13G is filed on behalf of Kenneth T. White, Jr.

ITEM 1(a).  Name of Issuer:

            W-H ENERGY SERVICES, INC.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            10370 RICHMOND AVENUE
            SUITE 990
            HOUSTON, TEXAS 77042

ITEM 2(a).  Name of Person Filing:

            KENNETH T. WHITE, JR.

ITEM 2(b).  Address of Principal Business Office or, if none, Residence:

            W-H ENERGY SERVICES, INC.
            10370 RICHMOND AVENUE
            SUITE 990
            HOUSTON, TEXAS 77042

ITEM 2(c).  Citizenship:

            UNITED STATES OF AMERICA

ITEM 2(d).  Title of Class of Securities:

            COMMON STOCK, PAR VALUE $.0001 PER SHARE

ITEM 2(e).  CUSIP Number:

            92925E 10 8

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
            (b) [ ] Bank as defined in Section 3(a)(6) of the Act
                    (15 U.S.C. 78c);
            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c);

            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

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CUSIP No. 92925E 10 8                  13G                    Page 4 of 6 pages
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            (e) [ ] An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E);
            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

            (a) Amount beneficially owned: 1,242,410

            (b) Percent of class: 4.6%

            (c) Number of shares as to which the person has:
                (i)   Sole power to vote or to direct the vote:  1,242,410
                (ii)  Shared power to vote or to direct the vote:
                (iii) Sole power to dispose or to direct the disposition of:
                      1,242,410
                (iv)  Shared power to dispose or to direct the disposition of:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

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CUSIP No. 92925E 10 8                  13G                    Page 5 of 6 pages
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10. CERTIFICATIONS.

          Not applicable.

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CUSIP No. 92925E 10 8                  13G                    Page 6 of 6 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      July 10 , 2001
                                      ------------------------------------------
                                        (Date)




                                      By:  /s/ KENNETH T. WHITE, JR.
                                      ------------------------------------------
                                                Kenneth T. White, Jr.